Exhibit 99.1

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

February 28, 2017 and December 31, 2016

(Unaudited)

(In thousands, except share par value amounts)

	February 28, 2017	December 31, 2016
ASSETS
Properties:
Income producing	$3,506,137	$3,509,492
Less: accumulated depreciation	(503,489)	(493,162)

Income producing properties, net	3,002,648	3,016,330
Construction in progress and land	154,125	141,829
Properties held for sale	19,346	32,630

Properties, net	3,176,119	3,190,789
Cash and cash equivalents	72,534	16,650
Restricted cash	250	250
Accounts and other receivables, net	11,971	11,699
Investments in and advances to unconsolidated joint ventures	61,168	61,796
Goodwill	5,615	5,719
Other assets	212,466	207,701

TOTAL ASSETS	$3,540,123	$3,494,604

LIABILITIES AND EQUITY
Liabilities:
Notes payable:
Mortgage loans	$254,583	$255,646
Senior notes	500,000	500,000
Term loans	550,000	550,000
Revolving credit facility	165,000	118,000

	1,469,583	1,423,646
Unamortized deferred financing costs and premium/discount on notes payable, net	(7,773)	(8,008)

Total notes payable	1,461,810	1,415,638
Other liabilities:
Accounts payable and accrued expenses	66,127	51,547
Tenant security deposits	9,796	9,876
Deferred tax liability	14,028	14,041
Other liabilities	160,280	163,215

Total liabilities	1,712,041	1,654,317

Commitments and contingencies		—
Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 250,000 shares authorized and 144,895 and 144,861 shares issued and outstanding at February 28, 2017 and December 31, 2016, respectively	1,449	1,449
Additional paid-in capital	2,304,958	2,304,395
Distributions in excess of earnings	(475,110)	(461,344)
Accumulated other comprehensive loss	(3,215)	(4,213)

Total equity	1,828,082	1,840,287

TOTAL LIABILITIES AND EQUITY	$3,540,123	$3,494,604

See accompanying notes to the condensed consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Income

For the two months ended February 28, 2017

(Unaudited)

(In thousands, except per share data)

Two Months Ended February 28,
2017
REVENUE:
Minimum rent	$49,221
Expense recoveries	14,571
Percentage rent	1,291
Management and leasing services	191

Total revenue	65,274

COSTS AND EXPENSES:
Property operating	8,790
Real estate taxes	7,764
Depreciation and amortization	16,048
General and administrative	5,530

Total costs and expenses	38,132

INCOME BEFORE OTHER INCOME AND EXPENSE AND INCOME TAXES	27,142
OTHER INCOME AND EXPENSE:
Equity in income of unconsolidated joint ventures	647
Other income	454
Interest expense	(7,949)
Gain on sale of operating properties	13,697
Merger expenses	(21,229)

INCOME BEFORE INCOME TAXES	12,762
Income tax provision of taxable REIT subsidiaries	(264)

NET INCOME	$12,498

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18089

See accompanying notes to the condensed consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Comprehensive Income

For the two months ended February 28, 2017

(Unaudited)

(In thousands)

Two Months Ended February 28,
2017
NET INCOME	$12,498
OTHER COMPREHENSIVE (LOSS) INCOME:
Effective portion of change in fair value of interest rate swaps (1)	(174)
Reclassification of net losses on interest rate swaps into interest expense	306
Reclassification of deferred losses on settled interest rate swaps into interest expense	52
Reclassification of deferred losses on settled interest rate swaps into other income	814

Other comprehensive income	998

COMPREHENSIVE INCOME	$13,496

(1)	Includes our share of our unconsolidated joint ventures’ net unrealized losses of $27 for the two months ended February 28, 2017.

See accompanying notes to the condensed consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Equity

For the two months ended February 28, 2017

(Unaudited)

(In thousands)

	Common Stock		Additional Paid-In	Distributions in Excess of	Accumulated Other Comprehensive	Total
	Shares	Amount	Capital	Earnings	Loss	Equity
BALANCE AT DECEMBER 31, 2016	144,861	$1,449	$2,304,395	$(461,344)	$(4,213)	$1,840,287
Issuance of common stock	45	—	—	—	—	—
Repurchase of common stock	(11)	—	(355)	—	—	(355)
Share-based compensation costs	—	—	726	—	—	726
Restricted stock reclassified from liability to equity	—	—	192	—	—	192
Net income	—	—	—	12,498	—	12,498
Dividends declared on common stock	—	—	—	(26,264)	—	(26,264)
Other comprehensive income	—	—	—	—	998	998

BALANCE AT FEBRUARY 28, 2017	144,895	$1,449	$2,304,958	$(475,110)	$(3,215)	$1,828,082

See accompanying notes to the condensed consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Cash Flows

For the two months ended February 28, 2017

(Unaudited)

(In thousands)

Two Months Ended February 28,
2017
OPERATING ACTIVITIES:
Net income	$12,498
Adjustments to reconcile net income to net cash provided by operating activities:
Straight-line rent	(836)
Accretion of below-market lease intangibles, net	(2,350)
Amortization of lease incentive	372
Amortization of below-market ground lease intangibles	125
Equity in income of unconsolidated joint ventures	(647)
Deferred income tax provision	1
Increase in allowance for losses on accounts receivable	525
Amortization of deferred financing costs and premium/discount on notes payable, net	441
Depreciation and amortization	16,682
Share-based compensation expense	992
Amortization of deferred losses on settled interest rate swap	51
Gain on sale of operating properties	(13,697)
Operating distributions from joint ventures	545
Changes in assets and liabilities, net of effects of disposals:
Accounts and other receivables	(733)
Other assets	(7,456)
Accounts payable and accrued expenses	19,396
Tenant security deposits	(80)
Other liabilities	(366)

Net cash provided by operating activities	25,463

INVESTING ACTIVITIES:
Additions to income producing properties	(3,249)
Additions to construction in progress	(17,317)
Proceeds from sale of operating properties	32,968
Increase in deferred leasing costs and lease intangibles	(1,881)
Distributions from joint ventures	582

Net cash provided by investing activities	11,103

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Cash Flows

For the two months ended February 28, 2017

(Unaudited)

(In thousands)

Two Months Ended February 28,
2017
FINANCING ACTIVITIES:
Repayments of mortgage loans	$(1,063)
Net borrowings under revolving credit facility	47,000
Repurchase of common stock	(355)
Dividends paid to stockholders	(26,264)

Net cash provided by financing activities	19,318

Net increase in cash and cash equivalents	55,884
Cash and cash equivalents at beginning of the period	16,650

Cash and cash equivalents at end of the period	$72,534

SUPPLEMENTAL DISCLOSURE OF CASH FLOW AND NON-CASH INFORMATION:
Cash paid for interest (net of capitalized interest of $449)	$6,591

EQUITY ONE, INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

For the two months ended February 28, 2017

(Unaudited)

1. Organization and Basis of Presentation

Organization

We were a real estate investment trust, or REIT, that owned, managed, acquired, developed and redeveloped shopping centers and retail properties located primarily in supply constrained suburban and urban communities. We were organized as a Maryland corporation in 1992, completed our initial public offering in 1998, and elected to be taxed as a REIT since 1995.

As of February 28, 2017, our portfolio comprised 120 properties, including 99 retail properties, five non-retail properties, 10 development or redevelopment properties, and six land parcels. Additionally, we had joint venture interests in six retail properties and two office buildings.

On March 1, 2017, we merged with Regency Centers Corporation (“Regency”) pursuant to an Agreement and Plan of Merger dated November 14, 2016 (the “Merger Agreement”), with Regency continuing as the surviving corporation (the “Merger”). See Note 2 for additional information regarding the merger with Regency.

Basis of Presentation

The condensed consolidated financial statements include the accounts of Equity One, Inc. and its wholly-owned subsidiaries and those other entities in which we have a controlling financial interest, including where we have been determined to be a primary beneficiary of a variable interest entity (“VIE”) in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Equity One, Inc. and its subsidiaries are hereinafter referred to as “Equity One,” the “Company,” “we,” “our,” “us,” or similar terms. All significant intercompany transactions and balances have been eliminated in consolidation.

The condensed consolidated financial statements are unaudited. In our opinion, all adjustments considered necessary for a fair presentation have been included, and all such adjustments are of a normal recurring nature. The results of operations for the two month period ended February 28, 2017 are not necessarily indicative of the results that may be expected for a full year.

Our unaudited condensed consolidated financial statements and notes are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These unaudited condensed consolidated financial statements do not contain certain information included in our annual financial statements and notes. The condensed consolidated balance sheet as of December 31, 2016 was derived from audited financial statements included in our 2016 Annual Report on Form 10-K but does not include all disclosures required under GAAP. These condensed consolidated financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2017.

2. Merger with Regency

On March 1, 2017, we merged with Regency, with Regency continuing as the surviving corporation. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of our common stock, par value $0.01 per share, was converted into the right to receive 0.45 shares (the “Exchange Ratio”) of common stock of Regency (“Regency common stock”).

Third Party Costs

During the two months ended February 28, 2017, we incurred $21.2 million for legal, accounting, advisory and other expenses related to the Merger, which are included in merger expenses in our condensed consolidated statement of income.

Interest Rate Swaps

In February 2017, in connection with the Merger, we terminated and settled our three interest rate swaps which converted the LIBOR applicable to our $250.0 million term loan to a fixed interest rate, resulting in an aggregate net cash payment of approximately $939,000, including accrued interest of $124,000, to the respective counterparties. The settlement value of the interest rate swaps was reimbursed by Regency prior to the Merger.

As a result of the termination of the interest rate swaps, which were previously designated and qualified as cash flow hedges, our hedge relationship was discontinued, and we reclassified the deferred losses associated with the interest rate swaps from accumulated other comprehensive loss to earnings. The deferred losses and the reimbursement received from Regency are included in other income in the accompanying condensed consolidated statement of income for the two months ended February 28, 2017.

Share-Based Payments

On March 1, 2017, pursuant to the Merger Agreement:

•	Each option to purchase shares of our common stock (each, an “Equity One stock option”), whether vested or unvested, that was outstanding and unexercised as of the effective time of the Merger vested in full and was converted into the right to receive an amount in cash equal to the excess of (i) (x) the value of a share of Regency common stock as of the last complete trading day prior to the effective time of the Merger multiplied by (y) the Exchange Ratio, over (ii) the exercise price per share of such Equity One stock option.

•	Each award of restricted shares of our common stock (each, an “Equity One restricted stock award”) that was outstanding immediately prior to the effective time of the Merger was assumed by Regency and converted into an award of restricted shares of Regency common stock (each, a “Regency restricted stock award”) with respect to a number of shares of Regency common stock equal to the product obtained by multiplying the number of shares of our common stock subject to such Equity One restricted stock award as of immediately prior to the effective time of the Merger by the Exchange Ratio. At the effective time of the Merger, the Regency restricted stock awards held by David Lukes, Matthew Ostrower, Michael Makinen, certain other Equity One executive officers, and Equity One’s non-employee directors vested in full. The Regency restricted stock awards that did not vest as of the effective time of the Merger will continue to have the same terms and conditions as the Equity One restricted stock award to which they relate, except that in the event a holder’s employment with Regency is terminated by Regency without cause, by the holder for good reason, or due to the holder’s death or disability, the Regency restricted stock award will vest in full as of the date of the applicable termination.

•	Each Long Term Incentive Plan (“LTIP”) award that was outstanding as of immediately prior to the effective time of the Merger vested in full (based on the actual achievement of any applicable performance goals, and without pro-ration) and was converted into a number of fully vested shares of Regency common stock equal to the product obtained by multiplying the number of shares of our common stock subject to the LTIP award as of immediately prior to the effective time of the Merger by the Exchange Ratio.

Other Compensation-Related Items

In anticipation of the merger with Regency, on November 14, 2016, we entered into certain amendments (the “Amendments”) to the employment agreements (the “Employment Agreement”) of Messrs. Lukes, Ostrower, and Makinen, as well as Aaron Kitlowski and William Brown. As a result of these Amendments, in addition to other payments and benefits to which the applicable executive may be entitled, upon a termination without cause or a resignation for good reason, the executive will, subject to the terms and conditions of his Employment Agreement, be entitled to (a) a lump-sum payment equal to 2.9x (for Messrs. Lukes and Ostrower) or 2.0x (for Messrs. Makinen, Kitlowski and Brown) the sum of (x) the executive’s average annual bonus, if any, for the three most recently completed calendar years plus (y) the executive’s then current base salary; (b) a lump-sum cash payment equal to the value of the executive’s target annual bonus for the year in which the qualifying termination occurs, pro-rated based on the number of days of service completed; (c) a lump-sum cash payment equal to the value of the executive’s accrued and unpaid vacation; and (d) for executive officers other than Mr. Brown, continuation of medical, dental and life insurance benefits substantially similar to those provided to the executive and his dependents immediately prior to the date of termination for up to 18 months following the date of termination.

In addition, pursuant to the Merger Agreement, Regency will be required to pay any Equity One employee that is terminated in connection with (or within one year of) the Merger certain severance benefits, including 1) a lump-sum cash payment equal to 3 months of base salary plus 1 month for each year of service (up to a maximum lump-sum cash payment equal to six months of base salary), 2) a cash payment equal to the lesser of the employee’s prior year cash bonus or target bonus, pro-rated for the portion of the performance year that the employee is employed, and 3) a cash payment equal to COBRA premiums for the employee’s current health benefit elections for the period equal to the months of base salary payable to the employee as severance. Regency also approved a retention bonus program pursuant to which the Company would enter into retention agreements with 29 employees that would provide for retention payments to such employees in connection with the Merger.

For a more complete description of the Merger and related agreements, refer to our 2016 Annual Report on Form 10-K, our Current Reports on Form 8-K and related exhibits that were filed with the SEC on November 15, 2016 and March 1, 2017, and other documents that we filed with the SEC in connection with the Merger.

3. Disposition Activity

The following table provides a summary of disposition activity during the two months ended February 28, 2017:

Date Sold	Property Name	City	State	Square Feet
January 19, 2017	Riverview Shopping Center	Durham	NC	128,498	$13,250
January 19, 2017	Lantana Village Square Shopping Center	Lantana	FL	164,980	10,200
February 22, 2017	Centre Point Plaza	Smithfield	NC	159,259	10,630

Total					$34,080

4. Share-Based Payments and Other Compensation-Related Items

Stock Options

No Equity One stock options were granted or exercised during the two months ended February 28, 2017.

Pursuant to the Merger Agreement, the outstanding Equity One stock options were modified to provide for accelerated vesting (in the case of the unvested options) and cash settlement upon closing of the Merger. In accordance with the Business Combinations and Stock Compensation Topics of the FASB ASC, as these modifications occurred as a result of the Merger Agreement and the unvested awards would not have otherwise vested purely upon the occurrence of the Merger pursuant to their existing terms, the costs associated with the accelerated vesting and modification of the awards are attributable to the combined entity. As a result, during the two months ended February 28, 2017, we reversed $250,000 of compensation cost previously recognized on the 100,000 unvested Equity One stock options that were outstanding immediately prior to the effective time of the Merger.

Restricted Stock

The following table presents information regarding restricted stock activity during the two months ended February 28, 2017:

	Shares	Weighted Average Grant-Date Fair Value
	(In thousands)
Unvested at January 1, 2017	293	$24.92
Granted	47	$30.68
Vested	(45)	$25.83
Forfeited or cancelled (1)	(295)	$25.70

Unvested at February 28, 2017	—

(1)	Includes the impact of Regency replacing Equity One restricted stock awards with Regency restricted stock awards in connection with the Merger.

During the two months ended February 28, 2017, we granted approximately 47,000 shares of restricted stock that are subject to forfeiture and vest over periods from 1.9 to 4 years. We measure compensation expense for restricted stock awards based on the fair value of our common stock at the date of grant and charge such amounts to expense ratably over the vesting period on a straight-line basis. During the two months ended February 28, 2017, the total grant-date value of the approximately 45,000 shares of restricted stock that vested was approximately $1.2 million.

Pursuant to the Merger Agreement, the outstanding Equity One restricted stock awards held by certain executives were assumed by Regency, replaced with Regency restricted stock awards, and modified to provide for accelerated vesting upon the closing of the Merger, while awards held by other executives and non-executive employees were assumed and replaced with Regency restricted stock awards that are subject to accelerated vesting as further described in Note 2. In accordance with the Business Combinations and Stock Compensation Topics of the FASB ASC, as these modifications occurred as a result of the Merger Agreement and the unvested Equity One restricted stock awards would not have otherwise vested purely upon the occurrence of the Merger pursuant to their existing terms, the costs associated with the replacement awards are attributable to the combined entity. As a result, during the two months ended February 28, 2017, we reversed $2.1 million of compensation cost previously recognized on the 295,000 unvested Equity One restricted stock awards that were outstanding immediately prior to the effective time of the Merger.

Long Term Incentive Plan Awards

In connection with the execution of the employment agreements with Messrs. Lukes and Makinen in 2014 and Mr. Ostrower in 2015, we granted LTIP awards that provided each executive with a target number of shares of our common stock. The target number of shares for each executive was divided equally into four components, and the number of shares that would ultimately be issued under each component was based on our performance during each executive’s respective four-year employment period, subject to their continued employment through the end of such period. The performance metrics for three of the components were based on our absolute total shareholder return (“Absolute TSR”), total shareholder return relative to specified peer companies (“Relative TSR”), and growth in core funds from operations per share (“Core FFO Growth”), while the performance under the fourth component was subject to the determination of the compensation committee at its sole discretion. For each of these four components, the executive could earn 0%, 50%, 100%, or 200% of the portion of the target award allocated to such component based on our actual performance compared to specified targets assigned to each component. In the event of a Change in Control, as defined in the executives’ employment agreements, the performance period applicable to the LTIP awards would be modified such that the executives would be entitled to vest in each component based on actual performance through the date of the Change in Control, with the number of shares issuable to each executive being subject to pro-ration based upon the term of their employment through such date.

The aggregate number of target awards for these executives was 226,364 shares of our common stock.

The Absolute TSR and Relative TSR components of the LTIP awards are considered market-based awards. Accordingly, the probability of meeting the market criteria was considered when calculating the estimated fair value of the awards on the applicable grant dates using Monte Carlo simulations. Furthermore, compensation expense associated with these awards was being recognized over the requisite service period as long as the requisite service is provided, regardless of whether the market criteria were achieved and the awards were ultimately earned.

The Recurring FFO Growth component of the LTIP awards is considered a performance-based award that is earned subject to future performance measurement. The awards were valued based on the fair value of our common stock on the respective grant dates less the present value of the dividends expected to be paid on our common stock during the requisite service period. Compensation expense associated with these awards was being recognized over the requisite service period based on management’s periodic estimate of the likelihood that the performance criteria would be met.

No compensation expense was recognized for the discretionary component of the LTIP awards prior to the completion of the performance period.

Pursuant to the Merger Agreement, the LTIP awards were modified such that the number of shares in which the executives may vest (based on their performance through the date of the Merger) would not be pro-rated for the truncated performance period. As a result, based on the level of achievement of the applicable performance measures for each of the four components during their term of employment with the Company through the effective time of the Merger, Messrs. Lukes, Ostrower, and Makinen ultimately earned approximately 234,000, 89,000 and 39,000 shares of our common stock, respectively, under the modified LTIP awards, with approximately 164,000, 44,000, and 25,000 of such shares applicable to the pro-rata period of their employment through the effective time of the Merger. Pursuant to the Merger Agreement, such shares of Equity One common stock were then converted into Regency common stock at the effective time of the Merger.

In accordance with the Business Combinations and Stock Compensation Topics of the FASB ASC, as the executives would have vested in a pro-rata portion of the LTIP awards purely as a result of the occurrence of the Merger pursuant to the existing terms of the awards, we recognized the cost of the pro-rata number of shares of Equity One common stock that vested based on the executives’ respective employment periods through the effective time of the Merger. With respect to the remaining shares that vested in connection with the Merger, as these shares vested pursuant to the terms of the Merger Agreement and would not have otherwise vested upon the occurrence of the Merger pursuant to the existing terms of the awards, the costs associated with such shares are attributable to the combined entity and were not recognized by the Company during the two months ended February 28, 2017.

Share-Based Compensation Expense

Share-based compensation expense, which is included in general and administrative expenses in the accompanying condensed consolidated statement of income, is summarized as follows:

Two months ended February 28, 2017
Restricted stock and long term incentive plan awards (1)(2)	$925
Stock options (1)	(199)

Total share-based compensation costs	726
Amount capitalized (1)	266

Net share-based compensation expense	$992

(1)	Includes the impact of the reversal of expense previously recognized on unvested Equity One awards.
(2)	Includes the pro-rata compensation expense related to the discretionary element of the LTIP awards for Messrs. Lukes, Ostrower and Makinen.

Other Compensation-Related Items

With respect to other compensation payable to the Company’s employees in connection with the Merger, including cash severance payable to executives and employees and cash payments payable pursuant to employee retention agreements, the payment of such amounts will occur as a result of the Merger Agreement or the actions of Regency. As a result, in accordance with the Business Combinations Topic of the FASB ASC, the costs associated with these payments were deemed to be for the benefit of the combined entity and will be reflected in the financial statements of the combined entity upon the occurrence of the Merger.

INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”)

Equity One, Inc.’s (the “Company”) principal stockholder presents its financial results according to IFRS as issued by the International Accounting Standards Board (“IASB”). Accordingly, reconciliations between the Company’s condensed consolidated financial statements presented under Generally Accepted Accounting Principles in the United States of America (“GAAP”) to those presented under IFRS are set out below.

EQUITY ONE, INC.

Reconciliation of Condensed Consolidated Balance Sheets

February 28, 2017 and December 31, 2016

(In thousands)

		February 28, 2017			December 31, 2016
	Notes	GAAP	Effect	IFRS	GAAP	Effect	IFRS
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$72,534	$33	$72,567	$16,650	$356	$17,006
Restricted cash		250	—	250	250	—	250
Trade and other receivables	(iv)	11,971	2,720	14,691	11,699	423	12,122
Finance lease receivable	(i)	—	20,454	20,454	—	20,681	20,681
Other current assets		14,578	(6,329)	8,249	7,225	(838)	6,387
Lease intangibles	(i)	15,263	(15,263)	—	15,703	(15,703)	—
Lease commissions	(i)	7,033	(7,033)	—	7,070	(7,070)	—
Deferred financing costs		1,276	(1,276)	—	1,276	(1,276)	—

		122,905	(6,694)	116,211	59,873	(3,427)	56,446

Assets classified as held for sale	(i)	19,346	(19,346)	—	32,630	(9,180)	23,450

Total current assets		142,251	(26,040)	116,211	92,503	(12,607)	79,896

REAL ESTATE INVESTMENTS
Investment property	(i)	3,002,648	2,125,449	5,128,097	3,016,330	2,105,428	5,121,758
Construction in progress and land	(i)	154,125	(154,125)	—	141,829	(141,829)	—
Investment in and advances to joint ventures and associates	(ix)	61,168	4,499	65,667	61,796	4,146	65,942
Land	(i)	—	24,464	24,464	—	24,464	24,464

Total real estate investments		3,217,941	2,000,287	5,218,228	3,219,955	1,992,209	5,212,164

OTHER NON-CURRENT ASSETS
Long-term tax credit receivable		9,165	—	9,165	9,015	—	9,015
Deferred tax asset	(ii)	3,767	(1,164)	2,603	3,781	(1,148)	2,633
Interest rate swap		—	—	—	200	—	200
Other non-current assets		2,529	—	2,529	2,707	—	2,707
Lease intangibles	(i)	120,739	(120,739)	—	123,133	(123,133)	—
Straight-line rent receivables	(i)	34,337	(34,337)	—	33,606	(33,606)	—
Deferred financing costs		3,779	(3,779)	—	3,985	(3,985)	—
Goodwill	(viii)	5,615	(5,615)	—	5,719	(5,719)	—

Total other non-current assets		179,931	(165,634)	14,297	182,146	(167,591)	14,555

TOTAL ASSETS		$3,540,123	$1,808,613	$5,348,736	$3,494,604	$1,812,011	$5,306,615

(Continued)

EQUITY ONE, INC.

Reconciliation of Condensed Consolidated Balance Sheets

February 28, 2017 and December 31, 2016

(In thousands)

		February 28, 2017			December 31, 2016
	Notes	GAAP	Effect	IFRS	GAAP	Effect	IFRS
LIABILITIES
CURRENT LIABILITIES
Trade and other payables	(iv)	$66,127	$(4,583)	$61,544	$50,397	$(666)	$49,731
Mortgage notes payable, net		6,940	(316)	6,624	6,871	(315)	6,556
Unamortized discount on senior notes payable		(120)	—	(120)	(120)	—	(120)
Deferred financing costs		(1,644)	(961)	(2,605)	(1,644)	(961)	(2,605)
Current taxes payable		(38)	—	(38)	151	—	151
Other current liabilities	(iv)	11,154	134	11,288	11,303	(549)	10,754
Lease intangibles	(i)	14,476	(14,476)	—	14,920	(14,920)	—

Total current liabilities		96,895	(20,202)	76,693	81,878	(17,411)	64,467

NON-CURRENT LIABILITIES
Unsecured senior notes payable, net		499,368	(2,507)	496,861	499,347	(2,574)	496,773
Mortgage notes payable, net		248,310	(1,853)	246,457	249,494	(1,905)	247,589
Term loans, net		550,000	(1,683)	548,317	550,000	(1,832)	548,168
Unsecured revolving credit facility, net		165,000	(3,779)	161,221	118,000	(3,984)	114,016
Deferred financing costs		(6,044)	6,044	—	(6,310)	6,310	—
Deferred tax liability	(ii)	14,028	11,109	25,137	14,041	11,034	25,075
Tenant security deposits		9,796	53	9,849	9,876	53	9,929
Other non-current liabilities	(i)	—	9,639	9,639	—	9,634	9,634
Interest rate swaps		—	—	—	1,150	—	1,150
Lease intangibles	(i)	134,688	(134,688)	—	136,841	(136,841)	—

Total non-current liabilities		1,615,146	(117,665)	1,497,481	1,572,439	(120,105)	1,452,334

TOTAL LIABILITIES		1,712,041	(137,867)	1,574,174	1,654,317	(137,516)	1,516,801

STOCKHOLDERS’ EQUITY
Share capital		1,449	—	1,449	1,449	—	1,449
Share premium		2,304,958	3,194	2,308,152	2,304,395	(2,305)	2,302,090
Capital reserve	(vii)	—	615	615	—	8,849	8,849
(Distributions in excess of earnings) / Retained earnings		(475,110)	1,942,671	1,467,561	(461,344)	1,942,983	1,481,639
Accumulated other comprehensive loss		(3,215)	—	(3,215)	(4,213)	—	(4,213)

TOTAL EQUITY		1,828,082	1,946,480	3,774,562	1,840,287	1,949,527	3,789,814

TOTAL LIABILITIES AND EQUITY		$3,540,123	$1,808,613	$5,348,736	$3,494,604	$1,812,011	$5,306,615

(Concluded)

See accompanying footnotes.

EQUITY ONE, INC.

Reconciliation of Condensed Consolidated Statement of Income

For the two months ended February 28, 2017

(In thousands)

		2017
	Notes	GAAP	Effect	IFRS
REVENUE
Property rental income	(i), (iii), (iv)	$65,083	$(1,237)	$63,846
Management and leasing services		191	—	191

Total revenue		65,274	(1,237)	64,037

PROPERTY RELATED EXPENSES
Property operating	(iii)	8,790	(729)	8,061
Real estate taxes	(iv)	7,764	1,459	9,223
Depreciation and amortization	(i), (iii)	16,048	(15,872)	176

Total property related expenses		32,602	(15,142)	17,460

OTHER INCOME AND EXPENSE
Revaluation losses, net	(i)	—	(1,518)	(1,518)
Equity in income of unconsolidated joint ventures and associates	(ix)	647	(23)	624
Other income		454	153	607
Gain on sale of operating properties		13,697	(14,557)	(860)
Merger costs		(21,229)	—	(21,229)

Total other (expense) and income		(6,431)	(15,945)	(22,376)

General and administrative expenses	(i), (v), (vi)	5,530	(1,875)	3,655
Income tax provision of taxable REIT subsidiaries	(ii)	264	91	355

NET OPERATING INCOME		20,447	(256)	20,191

Finance expenses, net		7,949	56	8,005

NET INCOME		$12,498	$(312)	$12,186

See accompanying footnotes.

EQUITY ONE, INC.

Reconciliation of Condensed Consolidated Statement of Comprehensive Income

For the two months ended February 28, 2017

(In thousands)

	2017
	GAAP	Effect	IFRS
NET INCOME	$12,498	$(312)	$12,186

OTHER COMPREHENSIVE (LOSS) INCOME TO BE RECLASSIFIED TO PROFIT OR LOSS IN SUBSEQUENT PERIODS
Effective portion of change in fair value of interest rate swaps	(174)	—	(174)
Reclassification of net losses on interest rate swaps into finance expenses	306	—	306
Reclassification of deferred losses on settled interest rate swaps into finance expenses	52	—	52
Reclassification of deferred losses on settled interest rate swaps into other income	814	—	814

Other comprehensive gain	998	—	998

TOTAL COMPREHENSIVE INCOME	$13,496	$(312)	$13,184

See accompanying footnotes.

EQUITY ONE, INC.

Reconciliation of Condensed Consolidated Statement of Equity

For the two months ended February 28, 2017

(In thousands)

	Share Capital	Share Premium	Capital Reserve	(Distributions in Excess of Earnings) / Retained Earnings	Accumulated Other Comprehensive Loss	Total Equity
GAAP stockholders’ equity, December 31, 2016	$1,449	$2,304,395	$—	$(461,344)	$(4,213)	$1,840,287
Accumulated IFRS adjustments through December 31, 2016	—	(2,305)	8,849	1,942,983	—	1,949,527

IFRS stockholders’ equity, December 31, 2016	1,449	2,302,090	8,849	1,481,639	(4,213)	3,789,814
GAAP changes during the period	—	563	—	(13,766)	998	(12,205)
IFRS adjustments for the period:
Share-based compensation expense, net	—	(726)	(1,817)	—	—	(2,543)
Restricted stock reclassified from liability to equity reversal	—	(192)	—	—	—	(192)
Exercise of options/vesting of restricted stock	—	6,417	(6,417)	—	—	—
Net income adjustments	—	—	—	(312)	—	(312)

IFRS STOCKHOLDERS’ EQUITY BALANCE AT FEBRUARY 28, 2017	$1,449	$2,308,152	$615	$1,467,561	$(3,215)	$3,774,562

See accompanying footnotes.

EQUITY ONE, INC.

Condensed Consolidated Statement of Cash Flows

For the two months ended February 28, 2017

(In thousands)

2017
OPERATING ACTIVITIES:
Net income determined under IFRS	$12,186
Adjustments to reconcile net income to net cash provided by operating activities:
Finance expenses, net	7,887
Amortization of lease incentives	789
Amortization of below-market ground lease intangibles	28
Straight-line rent	(869)
Equity in income of unconsolidated joint ventures and associates	(624)
Deferred income tax provision	92
Increase in allowance for losses on accounts receivable	525
Share-based compensation expense, net	(1,817)
Amortization of deferred losses on settled interest rate swap	51
Loss on sale of operating properties	860
Revaluation losses, net	1,518
Changes in assets and liabilities, net of effects of disposals:
Accounts and other receivables	(3,119)
Other assets	(1,789)
Accounts payable and accrued expenses	14,421
Tenant security deposits	(80)
Other liabilities	322

Net cash provided by operating activities before interest and dividends	30,381

Cash paid and received during the year for:
Interest paid (net of capitalized interest of $449)	(6,591)
Interest received	106
Dividends received	751

(5,734)

Net cash provided by operating activities	24,647

(Continued)

EQUITY ONE, INC.

Condensed Consolidated Statement of Cash Flows

For the two months ended February 28, 2017

(In thousands)

2017
INVESTING ACTIVITIES:
Acquisition, construction and development of investment properties	$(20,377)
Proceeds from sale of operating properties	32,968
Increase in deferred leasing costs and lease intangibles	(1,216)
Proceeds from repayment of finance lease	227

Net cash provided by investing activities	11,602

FINANCING ACTIVITIES:
Repayments of mortgage notes payable	(1,063)
Net borrowings under revolving credit facility	47,000
Repurchase of common stock	(355)
Dividends paid to stockholders	(26,264)
Payments of finance lease obligations	(6)

Net cash provided by financing activities	19,312

Net increase in cash and cash equivalents	55,561
Cash and cash equivalents at beginning of the period	17,006

Cash and cash equivalents at end of the period	$72,567

(Concluded)

See accompanying footnotes.

EQUITY ONE, INC.

Notes to Reconciliation of Condensed Financial Statements

February 28, 2017

1. Significant Accounting Policies and Basis of Presentation

These reconciliations do not constitute a complete set of financial statements prepared in accordance with IFRS and should be read in conjunction with and considered an addendum to the condensed financial statements prepared in accordance with GAAP, including those significant accounting policies and basis of presentation therein.

These reconciliations have been prepared in accordance with IFRS standards effective for periods ending on or before February 28, 2017. These reconciliations provide GAAP to IFRS reconciliations of the condensed consolidated balance sheets, statement of income, statement of comprehensive income, statement of equity and statement of cash flows. Notes (i) to (ix) below explain key differences in measurement and presentation between GAAP and IFRS and provide other supplementary information. For purposes of these reconciliations, IFRS 1, First-time Adoption of IFRS, is deemed to have been applied on January 1, 2005. Certain prior-period data have been reclassified to conform to the current period presentation.

On March 1, 2017, the Company merged with Regency Centers Corporation (“Regency”) pursuant to an Agreement and Plan of Merger dated November 14, 2016 (the “Merger Agreement”), with Regency continuing as the surviving corporation (“Merger”). For a more complete description of the Merger and related agreements, refer to our 2016 Annual Report on Form 10-K, our Current Reports on Form 8-K and related exhibits that were filed with the SEC on November 15, 2016 and March 1, 2017, and other documents that we filed with the SEC in connection with the Merger.

2. Recent Accounting Pronouncements

In January 2016, the IASB issued IFRS 16, Leases, as part of a joint project with the Financial Accounting Standards Board. Under the new standard, a lease is a contract, or part of a contract, that conveys the right to use an asset for a period of time in exchange for consideration. Under IFRS 16, a lessee is required to recognize a right of use asset and a lease liability in the same amount at the lease inception date. The right of use asset is treated similarly to other non-financial assets and depreciated accordingly, and the lease liability accrues interest. The accounting by lessors under the new standard is substantially unchanged from the accounting in the current standard, IAS 17, Leases. The new standard will be effective for annual periods beginning on or after January 1, 2019 and permits lessees to use either a full retrospective or a modified retrospective approach on transition for leases existing at the date of transition, with options to use certain transition reliefs. We are currently evaluating the alternative methods of adoption and the effect on our financial statements and related disclosures.

In April 2016, the IASB issued amendments to IFRS 15, Revenue from Contracts with Customers, to clarify the guidance on identifying performance obligations, accounting for licenses of intellectual property and the principal versus agent assessment (gross versus net revenue presentation). The amendments also added two new practical expedients to facilitate adoption of the standard. The amendments are effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. We are currently evaluating the alternative methods of adoption and the effect on our IFRS financial statements and related disclosures.

In June 2016, the IASB issued several amendments to IFRS 2, Share-based Payment, which are intended to clarify the classification and measurement of share-based payment transactions. The amendments provide additional guidance on the accounting for cash-settled share-based payments and an exception that provides equity-settled accounting where the settlement of share-based payment awards is split between equity instruments issued to the employee and a cash payment to the tax authorities in respect of required statutory tax withholding obligations (net settlement features). The amendments are effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. We are currently evaluating the alternative methods of adoption and the effect on our financial statements and related disclosures.

3. Summary of Significant Differences between GAAP and IFRS

i. Investment properties

The Company considers its shopping centers and development land, along with ground leases to which the Company is the lessee, to be investment properties under IFRS. IFRS defines an investment property as a property held to earn rentals or for capital appreciation or both. A key characteristic of an investment property is that it generates cash flows largely independent of the other assets held by an entity. Investment properties are initially recorded at cost under IFRS. Subsequent to initial recognition, IFRS requires that an entity chooses either the cost or fair value model to account for investment property. The Company has elected to use the fair value model and recognizes revaluation gains and losses with respect to the Company’s investment properties, net of the derecognition of related intangible assets and liabilities, deferred costs, and straight-line rent receivables (which are inherently reflected in the fair value of investment property). Gains and losses arising from changes in the fair values are included in profit or loss in the period in which they occur. Under GAAP, the Company’s investment properties and certain intangible assets and liabilities are carried in the condensed consolidated balance sheets at cost less accumulated depreciation and amortization.

The following table is a summary of the difference between the carrying value of investment properties under GAAP and IFRS:

	February 28, 2017	December 31, 2016
	(In thousands)
IFRS value of investment properties, land and available for sale asset	$5,152,561	$5,169,672
GAAP value of investment properties (1)	3,204,327	3,218,540

Difference between IFRS value and GAAP value	$1,948,234	$1,951,132

(1)	Includes the net book value of income-producing investment property, assets classified as held for sale, construction in progress, land, deferred costs, straight-line rent receivables, and intangible assets and liabilities.

The Company obtains fair values for its investment properties through appraisals conducted either internally or by independent appraisal experts. The Company maintains a rotational valuation schedule such that significant individual properties with a fair value greater than $100.0 million are externally appraised annually. Investment properties with a fair value greater than $20.0 million and up to $100.0 million are externally appraised at least once every two years, while properties with a fair value less than $20.0 million are externally appraised at least once every three years. Each year, investment properties that are not due for external appraisal per the rotational schedule are internally appraised to ensure that each property is either internally or externally appraised annually. On a quarterly basis, each investment property that is not due for external or internal appraisal per the rotational valuation schedule is evaluated for indicators that may suggest a significant change in fair value has occurred from the previous quarter. If indicators are identified for a given property, the property is appraised internally.

Independent appraisals are conducted by nationally recognized appraisal firms in accordance with International Valuations Standards as set out by the International Valuation Standards Committee and are prepared in compliance with the fair value model described in IFRS 13, Fair Value Measurement. In completing the internal appraisals, management considers capitalization rate information obtained from the appraisals completed by the external appraisers for comparable properties in the same markets, known precedent transactions and available market data. In addition, management considers the last external appraisal completed for the property, material leasing activity and material changes in local market conditions. Historically, properties have been individually appraised, with no portfolio effect considered.

The primary method of appraisal was the income approach since purchasers typically focus on expected income. For each property, the appraisers conducted and placed reliance upon (i) a direct capitalization method, which is the appraisers’ estimate of the relationship between value and stabilized income, normally in the first year, and (ii) a discounted cash flow method, which is the appraisers’ estimate of the present value of future cash flows over an assumed holding period, including the potential proceeds from a deemed disposition at the end of the holding period. The determination of these values required management and the appraisers to make estimates and assumptions that affect the values presented, and actual values in a sales transaction may differ from the values shown above.

During the two months ended February 28, 2017, none of the Company’s investment properties were due for appraisal under the terms of our rotational valuation schedule.

i. Investment properties—Continued

The following table is a summary of the estimated aggregate weighted average stabilized capitalization rate (“Estimated Stabilized Cap Rate” or “ESCR”) and implied stabilized net operating income (“Implied Stabilized NOI”) of the Company’s income-producing investment properties as of February 28, 2017 and December 31, 2016, including a quantitative sensitivity analysis to changes in those assumptions. The Estimated Stabilized Cap Rate is based on the professional judgment of management using both internal and external property appraisals. The Estimated Stabilized Cap Rate was applied to the fair value of the Company’s income producing investment properties as of February 28, 2017 and December 31, 2016 to calculate the Implied Stabilized NOI as of each respective date.

	February 28, 2017	December 31, 2016
	(In millions, except ESCR percentage)
IFRS value of income-producing investment properties (1)(2)	$4,989.8	$5,006.9
Estimated Stabilized Cap Rate (2)	5.3%	5.3%
Implied Stabilized NOI (2)	$264.5	$265.4
(Decrease) increase in fair value due to a change in assumption:
25 bps increase in Estimated Stabilized Cap Rate	$(223.7)	$(223.7)
25 bps decrease in Estimated Stabilized Cap Rate	$245.8	$245.6
5% increase in Implied Stabilized NOI	$249.5	$250.3
5% decrease in Implied Stabilized NOI	$(249.5)	$(250.3)

(1)	Excludes capitalized pre-acquisition costs.
(2)	Westwood Square, which had an aggregate fair value of $138.3 million as of February 28, 2017 and December 31, 2016, was excluded from the calculation of the Estimated Stabilized Cap Rate as of each respective date.

The Company’s capital strategy includes maintaining a prudent level of overall leverage and an appropriate pool of unencumbered properties that is sufficient to support its unsecured borrowings. The aggregate fair value of unencumbered investment properties was $4,299.1 million and $4,317.1 million as of February 28, 2017 and December 31, 2016, respectively.

The following table is a summary of the composition of the net revaluation losses associated with investment properties:

Two months ended February 28, 2017
(In thousands)
Fair value adjustments	$(548)
Lease incentives and leasing costs	(891)
Straight-line rent	(868)
Amortization of lease incentives	789

Total net revaluation loss before tax	(1,518)
Income tax provision adjustment of taxable REIT subsidiaries	(91)

Total revaluation losses, net of tax	$(1,609)

i. Investment properties—Continued

The following table provides a summary of income-producing investment property activity:

Two months ended February 28, 2017
(In thousands)
IFRS value at the beginning of the period	$5,145,208
Acquisition and capital additions	18,487
Disposals	(34,080)
Revaluation adjustments	(1,518)

IFRS value at the end of the period	$5,128,097

The following table provides a summary of land activity:

Two months ended February 28, 2017
(In thousands)
IFRS value at the beginning of the period	$24,464

IFRS value at the end of the period	$24,464

Finance leases

The Company is the lessee of certain ground parcels that are classified as investment property and accounted for as operating leases under GAAP. Under IFRS, when a lessee’s interest in property held under an operating lease is accounted for as an investment property, the carrying value of that interest and the related liability are accounted for as a finance lease. As of February 28, 2017 and December 31, 2016, the Company has recognized a liability of $9.6 million related to six ground leases representing the present value of the future lease payment obligations which is reduced each reporting period by the difference between the actual lease payments and the imputed interest. The leases have expiration dates ranging from 2025 to 2076, including renewal options.

The Company is party to an arrangement whereby a lessee holds options to purchase an investment property from the Company at a price significantly below market. Under GAAP, the lease arrangement is accounted for as an operating lease. Under IFRS, when a lessee holds an option to purchase a leased asset for a price that is sufficiently below market such that it is reasonably certain that the option will be exercised, the transaction is accounted for as a finance lease. As of February 28, 2017 and December 31, 2016, the Company recognized a receivable of $20.5 million and $20.7 million, respectively, representing the present value of the future lease payment receipts which is reduced each reporting period by the difference between the actual lease payments and the imputed interest. As of February 28, 2017, the tenant had exercised its option, and although the arrangement provides that the closing may occur within 16 months from the exercise date, the Company currently expects that the closing will occur within one year. Accordingly, as of February 28, 2017, the finance lease receivable is classified as current.

Acquisition costs

The purchase of an investment property, excluding land, is accounted for as a business combination under GAAP, as most property acquirers have existing management and leasing functions which can be used to operate the property, and the rental income stream generated from the property as an output implies the presence of processes. As such, the associated acquisition costs are recognized as a general and administrative expense in the accompanying reconciliation of condensed consolidated statements of income. Under IFRS, the interpretation of the definition of a business places significant emphasis on the explicit presence of processes within an acquiree, the absence of which results in the accounting for the acquisition as an asset acquisition. Therefore, as the Company generally does not acquire processes when it acquires investment property, our purchases of investment property are generally accounted for as asset acquisitions. As a result, the associated acquisition costs are capitalized and included as part of the cost of the investment property. During the two months ended February 28, 2017, the Company did not incur any acquisition costs.

iii. Income taxes

The deferred income tax effect related to the revaluation of investment property was a provision of $91,000 for the two months ended February 28, 2017.

The total tax basis of investment property as of February 28, 2017 and December 31, 2016 was $2,553.1 million and $2,477.1 million, respectively. The total tax basis as of February 28, 2017 and December 31, 2016 includes $10.1 million related to Westwood Towers, which is subject to a lease that is accounted for as a finance lease under IFRS.

iii. Depreciation and amortization of investment properties

Since the Company has elected to carry investment properties at fair value under IFRS, depreciation and amortization adjustments recorded under GAAP in property rental income, property operating expenses, and depreciation and amortization in the accompanying reconciliation of the condensed consolidated statements of income, with the exception of amortization of tenant inducements, have been reversed and included in the carrying value of investment properties when determining the revaluation adjustment.

iv. Real estate taxes

Under IFRS, the obligating event that gives rise to a liability associated with a levy imposed by a governmental entity is the activity that triggers the payment of the levy as identified by the relevant legislation. Accordingly, an entity may not recognize a liability for a levy until the activity that triggers payment occurs and should only recognize a liability for a levy progressively to the extent that the activity that triggers payment pursuant to the relevant legislation occurs over a period of time. Therefore, the timing of the recognition of liabilities for property taxes for all of the Company’s properties must be adjusted under IFRS, as the obligating event that gives rise to the payment of property taxes to the respective governmental entities pursuant to the relevant legislation is the ownership of the property on the specific dates on which property taxes are due. Additionally, the associated tenant reimbursements are also only recognized when the obligation is recorded. As a result, during the two months ended February 28, 2017, the Company recognized a net increase of $1.4 million of real estate tax expense and a net increase of $1.4 million of real estate tax recovery income.

v. General and administrative expenses

Under GAAP, internal fixed costs, such as the salary costs of permanent staff involved in negotiating and arranging new leases, are capitalized to the extent that such costs relate to specified activities associated with successful leasing efforts. However, only those costs that would not have been incurred if an entity had not negotiated and arranged a lease, such as leasing commissions that are payable only to the extent that a lease is executed, qualify as “incremental costs” that are capitalizable under IAS 17, Leases. Therefore, during the two months ended February 28, 2017, approximately $673,000 in internal fixed costs have been recognized in general and administrative expenses that would otherwise have been recognized in revaluation gains/losses based upon our use of the fair value model to account for our investment property.

vi. Share-based payments

For GAAP purposes, the Company has elected to use the straight-line attribution method to recognize compensation expense for restricted stock and option grants subject to service conditions and graded vesting schedules. IFRS does not allow the use of the straight-line method and requires the use of the accelerated method.

vi. Share-based payments—Continued

The following table is a summary of the difference between the share-based compensation recognized under GAAP and IFRS:

Two months ended February 28, 2017
(In thousands)
IFRS value of share-based compensation expense	$(1,817)
GAAP value of share-based compensation expense	726

Difference between IFRS value and GAAP value	$(2,543)

IFRS balance of unrecorded share-based compensation	$—

IFRS balance of share-based compensation reserve (vii)	$615

vii. Capital reserve for share-based compensation

In accordance with Israeli common practice of presentation, the Company has presented the share-based compensation reserve in a separate equity line item entitled capital reserve. When a share of restricted stock vests or an option is exercised or expires, the IFRS amount of share-based compensation expense that has accumulated in the capital reserve for that grant is reclassified to common stock and additional paid in capital, as applicable. The capital reserve balance as of February 28, 2017 and December 31, 2016 was $615,000 and $8.8 million, respectively.

viii. Goodwill

As of December 31, 2010, the Company’s goodwill was impaired in its entirety under IFRS. The Company has not recorded any goodwill subsequent to December 2010.

ix. Joint arrangements

The Company is a party to arrangements where the power to direct the relevant activities of the venture is jointly shared. Under GAAP, such joint arrangements are accounted for under the equity method. Under IFRS, joint arrangements are either accounted for under the equity method or proportionately consolidated, depending on whether the arrangement is classified as a joint operation or a joint venture.

A joint operation is an arrangement in which the parties with joint control have rights to the assets and obligations for the liabilities to that arrangement. Under IFRS, joint operations are accounted for by proportionately consolidating the party’s interest in the assets, liabilities, revenues and expenses, and/or its relative share of jointly controlled assets, liabilities, revenue and expenses, if any. As of February 28, 2017 and December 31, 2016, Parnassus Heights Medical Center was classified as a joint operation and has, therefore, been proportionately consolidated in the accompanying reconciliations.

A joint venture is an arrangement in which the parties with joint control have rights to the net assets of the arrangement. Joint ventures are accounted for under the equity method under IFRS. As of February 28, 2017 and December 31, 2016, Equity One JV Portfolio, LLC was classified as a joint venture and has, therefore, been accounted for under the equity method in the accompanying reconciliations. In addition, the Company holds investment in associates. Associates are companies in which the Company has a significant influence, as defined in IAS 28, over the financial and operating policies without having control. Investments in associates are accounted for under the equity method under IFRS. As of February 28, 2017 and December 31, 2016, G&I Investment South Florida Portfolio, LLC was classified as an associate.

ix. Joint arrangements—Continued

Parnassus Heights Medical Center

The following table is a summary of the Company’s share of the asset and liabilities of the joint operation:

	February 28, 2017	December 31, 2016
	(In thousands)
Current assets	$112	$367
Non-current assets	41,500	41,500

Total assets	41,612	41,867

Current liabilities	53	342
Non-current liabilities	53	53

Total liabilities	106	395

Net assets	$41,506	$41,472

The following table is a summary of the Company’s share of the operating results of the joint operation:

Two months ended February 28, 2017
2017
(In thousands)
Revenues	$517
Revaluation loss	(53)

464
Expenses, net	(54)

Net income	$410

Cash flows used in:
Operating activities	$303

Investing activities	$20

Financing activities	$—